Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Leslie’s, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated December 23, 2020, with respect to the consolidated financial statements of Leslie’s, Inc, included in its Annual Report (Form 10-K) for the year ended October 3, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

November 15, 2021